Filed Pursuant to Rule 424(b)(2)
Registration File No. 333-202407

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 2, 2015

Prospectus Supplement

(To Prospectus dated March 2, 2015)

$

HANCOCK HOLDING COMPANY

    % Subordinated Notes due 2045

We are offering $         of     % Subordinated Notes due 2045, which we refer to as the “Notes” in this prospectus supplement and as “subordinated debt securities” in the accompanying prospectus. The Notes will accrue interest at an annual rate equal to     %, which will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2015. The Notes will have a maturity date of June 15, 2045. We have the right to redeem the Notes in $25 increments in whole or in part on June 15, 2020, or on any interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. Any early redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent then required under applicable laws or regulations, including capital regulations. The Notes will be issued in minimum denominations of $25 and integral multiples thereof. The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the NASDAQ Global Select Market under the symbol “HBHCL” and, if the application is approved, expect trading in the Notes on the NASDAQ Global Select Market to begin within 30 days after the Notes are first issued.

The Notes will be our subordinated unsecured obligations and will rank (i) senior in right of payment to any future junior subordinated debt, (ii) equally in right of payment with any unsecured, subordinated debt that we incur in the future that rank equally with the Notes, and (iii) subordinate in right of payment to any of our existing and future senior debt, including our term loan facility with SunTrust Bank, and certain of our other obligations. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our subsidiaries, including Whitney Bank’s 5.875% subordinated debentures due 2017.

The Notes will not be savings accounts, deposits, or other obligations of our bank subsidiary or our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about certain risks you should consider before investing in the Notes.

	Price to Public(1)	Underwriting Discount	Net Proceeds to Hancock Holding Company
Per Note	$	$	$
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2015, if settlement occurs after that date.

We have granted the underwriters an option to purchase up to an additional $         aggregate principal amount of Notes, at the price to public less the underwriting discount listed above, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any. The underwriters expect to deliver the Notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, against payment in New York, New York on or about                     , 2015, which will be the fifth business day following the date hereof. See “Alternative Settlement Date.”

Sole Book-Running Manager

MORGAN STANLEY

Co-Managers

SunTrust Robinson Humphrey	U.S. Bank National Association

The date of this prospectus supplement is March     , 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus that was filed as part of the registration statement, which provides you with a general description of the securities we may offer. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing the Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We are only offering the Notes in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus supplement, the companying prospectus and any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

ALTERNATIVE SETTLEMENT DATE

It is expected that delivery of the Notes will be made on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the initial pricing date of the Notes or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such forward-looking information is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Representatives of the Company may also make forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected operating cash flows, projected capital expenditures, liquidity, other financial commitments and tax rates, reserve estimates, potential prepayments of debt, future dividend payments, and potential share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.

We caution readers that our forward-looking statements are not guarantees of future performance and our actual results may differ materially from those anticipated, projected or assumed in such forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the impact of volatility of oil and gas prices on our energy portfolio and associated loan loss reserves and the downstream impact on businesses that support the energy sector, especially in the Gulf Coast region, global, general and local economic and business conditions, including economic recession or depression; potential requirements for the Company to repurchase previously sold or securitized mortgages or securities based on such mortgages; potential claims relating to the foreclosure process; expectations of and actual timing and amount of interest rate movements, including the slope of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations, including fluctuations in mortgage markets; inflation or deflation; customer, investor, regulatory, and legislative responses to any or all of these conditions; the financial condition of borrowers and other counterparties; competition within and outside the financial services industry; geopolitical developments including possible terrorist activity; natural disasters; effectiveness and cost-efficiency of the Company’s hedging practices; technological changes; fraud, theft, or other incursions through conventional, electronic, or other means; demand for the Company’s product offerings; new products and services in the industries in which the Company operates; and critical accounting estimates. Other factors are those inherent in originating, selling, servicing, and holding loans and loan-based assets, including prepayment risks, pricing concessions, fluctuation in U.S. housing and other real estate prices, fluctuation of collateral values, and changes in customer profiles. Additionally, the actions of the SEC, the Financial Accounting Standards Board, the Office of the Comptroller of the Currency (“OCC”), the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation (“FDIC”), Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Financial Stability Oversight Council, and other regulators and agencies; regulatory, administrative, and judicial proceedings and changes in laws and regulations applicable to the Company and other factors described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s internet site at http://www.sec.gov or from our internet site at http://www.hancockbank.com. However, information on or accessible through our internet site is not a part of this prospectus supplement or accompanying prospectus. You also may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can also call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

The SEC allows us to “incorporate by reference” in this prospectus supplement and accompanying prospectus the information in the documents we file with it, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in previously-filed documents or contained in this prospectus supplement and accompanying prospectus. In all cases, if you are considering whether to rely on information contained in this prospectus supplement and accompanying prospectus or information incorporated by reference into this prospectus supplement and accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus supplement and accompanying prospectus the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to have been “furnished” and not filed). This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC, which may contain additional information that you might find important.

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015; and

•	Those portions of the Definitive Proxy Statement filed on March 5, 2014 in connection with the Company’s 2014 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2013.

You may also request, and we will provide, a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost to you by writing or calling us at:

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501-1947

(228) 868-4000

Attention: Trisha Voltz Carlson, Investor Relations

This prospectus supplement and accompanying prospectus and the information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. The descriptions of these agreements contained in this prospectus supplement and accompanying prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us as set forth above.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all of the information you should consider before investing in the Notes and is qualified in its entirety by reference to the more detailed information and consolidated historical financial statements appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should read this prospectus supplement and the accompanying prospectus carefully, including the section of this prospectus supplement entitled “Risk Factors” and the incorporated documents referred to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

THE COMPANY

Hancock Holding Company is a financial holding company headquartered in Gulfport, Mississippi organized in 1984 under the Bank Holding Company Act of 1956, as amended, and the laws of the State of Mississippi. At December 31, 2014, the Company operated more than 235 banking and financial services offices in the states of Mississippi, Louisiana, Texas, Florida and Alabama through our wholly-owned bank subsidiary, Whitney Bank (the “Bank”), a Mississippi state-chartered banking corporation headquartered in Gulfport, Mississippi. The Bank operates under two century-old brands: “Hancock Bank” in Mississippi, Alabama and Florida and “Whitney Bank” in Louisiana and Texas. Prior to March 31, 2014, the Company was the parent company of two wholly-owned bank subsidiaries, Hancock Bank and Whitney Bank. On March 31, 2014, the Company consolidated the legal charters of its two subsidiary banks and renamed the consolidated entity Whitney Bank. Whitney Bank continues to do business under the original regional brand names, Hancock Bank and Whitney Bank. The Bank offers a broad range of traditional and online community banking services to commercial, small business and retail customers, providing a variety of transaction and savings deposit products, treasury management services, investment brokerage services, secured and unsecured loan products, (including revolving credit facilities), and letters of credit and similar financial guarantees. The Bank also provides trust and investment management services to retirement plans, corporations and individuals.

As of December 31, 2014, we had total assets of $20.7 billion, total stockholders’ equity of $2.5 billion, total loans of $13.9 billion, total deposits of $16.6 billion and 3,794 employees on a full-time equivalent basis. For the year ended December 31, 2014, we had net income of $175.7 million.

Our principal executive offices are located at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501-1947 and our telephone number is (228) 868-4000. We maintain a website at http://www.hancockbank.com, where general information about us is available. Information on or accessible through our website is not a part of, and we are not incorporating the contents of our website or other such information into, this prospectus supplement or the accompanying prospectus.

SUMMARY OF THE OFFERING

Issuer	Hancock Holding Company.

Notes

$         principal amount of     % Subordinated Notes due 2045 issued in minimum denominations of $25 and integral multiples thereof. We have granted the underwriters an option to purchase up to an additional $         aggregate principal amount of Notes, at the price to public less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.

Maturity Date	The Notes will mature June 15, 2045.

Interest Rate	The Notes will bear interest at a rate of % per year, computed on the basis of a 360-day year of twelve 30-day months, payable quarterly in arrears.

Interest Payment Dates

March 15, June 15, September 15 and December 15, commencing on June 15, 2015 to holders of record at the close of business on the immediately preceding March 1, June 1, September 1 or December 1 (whether or not a business day). If a scheduled interest payment date is not a business day, interest will be paid on the next succeeding business day.

Optional Redemption

We may redeem the Notes in $25 increments in whole or in part on June 15, 2020, or on any interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. If we redeem only a portion of the Notes on any date of redemption, we may subsequently redeem additional Notes.

No Security or Guarantees	None of our obligations under the Notes will be secured by collateral or guaranteed by the Bank, any of our other affiliates or any other persons.

Subordination; Ranking

The Notes will be our subordinated unsecured obligations and will rank (i) senior in right of payment to any future junior subordinated debt, (ii) equally in right of payment with any unsecured, subordinated debt that we incur in the future that rank equally with the Notes, and (iii) subordinate in right of payment to any of our existing and future senior debt, including our term loan facility with SunTrust Bank. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our subsidiaries, including Whitney Bank’s 5.875% subordinated debentures due 2017, and certain of our other obligations. See

“Description of the Notes—Ranking” for more information regarding the subordination of the Notes.

Use of Proceeds

We expect to receive net proceeds from the sale of the Notes offered hereby of approximately $         million, after deducting underwriting discounts and our estimated expenses and assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, we would receive an additional $         of net proceeds. We intend to use the net proceeds from this offering, including any net proceeds from any exercise of the underwriters’ over-allotment option, to repurchase shares of our common stock pursuant to our authorized stock repurchase program and for general corporate purposes, including providing capital to the Bank if and when deemed appropriate by the Company. For additional information, see “Use of Proceeds” in this prospectus supplement.

Book-Entry

The Notes will be represented by one or more permanent global notes. Each global note representing book-entry notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee designated by DTC. Each beneficial interest in a global note is referred to as a book-entry note. Investors may elect to hold their book-entry notes through another clearing system but only in the manner described in this prospectus supplement and the accompanying prospectus. Any such book-entry notes may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement. For additional information, see “Description of the Notes—Book-Entry System—The Depository Trust Company” in this prospectus supplement.

Listing

We intend to apply to list the notes on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “HBHCL.” If the application is approved, we expect trading in the notes on the NASDAQ to begin within 30 days of                     , 2015, the original issue date.

Further Issuances

We may, from time to time, without the consent of the holders of the Notes, create and issue additional notes having the same terms and conditions as the Notes that are equal in rank to the Notes offered by this prospectus supplement and the accompanying prospectus in all respects (or in all respects except for the issue date, the issue price and, if applicable, the first interest payment date and the initial interest accrual date). These notes will be consolidated and form a single series with the Notes.

Indenture and the Trustee	The Notes will be issued pursuant to the Indenture between us and The Bank of New York Mellon Trust Company N.A.

Governing Law

The Indenture governing the Notes and the Notes will be governed by and construed in accordance with the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

Certain Federal Income Tax Considerations

You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Material United States Federal Income Tax Consequences.”

Risk Factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before you decide whether to make an investment in our Notes.

RISK FACTORS

Investing in the Notes involves risk. Prior to making a decision about investing in the Notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors incorporated by reference in this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors,” as updated by our subsequent filings with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement.

Risks Related to the Notes

The Notes are structurally subordinated to debt of the Bank and our other subsidiaries. In addition, our ability to pay principal and interest on the Notes is dependent upon our receipt of dividends from the Bank and our other subsidiaries, regulatory restrictions and the need to maintain sufficient consolidated capital (including regulatory capital), and in the event of our bankruptcy, your recovery may be impaired by priority claims of federal banking agencies.

Because we are a financial holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the distribution or allocation of the assets of any subsidiary, including the Bank, during its liquidation or reorganization, will be subject to the prior claims of such subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. In addition, any capital loans that we make to the Bank, or any future banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The Notes will not be obligations of, or guaranteed by, our subsidiaries, and our subsidiaries will have no obligation to pay any amounts due on the Notes. The indenture governing the Notes does not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock.

Our ability to pay principal and interest on the Notes is limited by the amount of dividends or other amounts we receive from our subsidiaries and funds raised by us from borrowings or in the capital markets. The ability of the Bank and any future banking subsidiaries to pay dividends to us is limited by obligations of such subsidiaries to maintain sufficient regulatory capital and by other general restrictions on dividends that are applicable to such subsidiaries. If these regulatory requirements are not met, the Bank and any future banking subsidiaries will not be able to pay dividends or other amounts to us, we would likely be unable to make debt service payments under the Notes.

Finally, as a financial holding company, our ability to declare and pay interest and principal on the Notes is subject to the guidelines of the Federal Reserve regarding capital adequacy. The Federal Reserve guidelines generally require us to review the effects on our financial condition of the redemption of Tier 1 capital instruments with proceeds of debt instruments. The guidelines also require that we review our net income for the current and past four quarters, and the level of payment of Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, under Federal Reserve policy, a financial holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when a holding company may not otherwise be inclined to provide it. A financial holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary in order for such a plan to be accepted by the regulators. In the event of a financial holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims, including the Notes.

The Notes will be subordinated in right of payment to our Senior Indebtedness and holders of Notes may recover ratably less than unsubordinated creditors in the event of our bankruptcy, liquidation or reorganization.

The Notes are subordinated obligations and rank junior in right of payment to the claims of holders of our Senior Indebtedness (as defined under “Description of the Notes—Ranking”). In the event of a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, our creditors, other than those in respect of debt ranking equal with or junior to the Notes, will be entitled to receive payment in full of all obligations due to them before the holders of Notes will be entitled to receive any payment with respect to the Notes. As a result of the subordination provisions described above, in the event of our bankruptcy, liquidation or reorganization, holders of Notes may recover ratably less than unsubordinated creditors.

In addition, the indenture governing the Notes will prevent us from making payments in respect of the Notes if any principal, premium or interest in respect of Senior Indebtedness is not paid within any applicable grace period (including at maturity) or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms. See “Description of the Notes—Ranking.”

The Notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could have a negative on the impact holders of the Notes.

We are not restricted under the terms of the Notes from incurring additional debt, including debt that ranks senior to the Notes, or repurchasing our common stock or other securities. In addition, the Notes do not require us to achieve or maintain any minimum financial results or ratios relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

Government regulation may affect the priority of the Notes in the case of a bankruptcy or liquidation.

The Dodd-Frank Act created a new resolution regime known as the “orderly liquidation authority,” which may apply to the Company as a bank holding company. Under the orderly liquidation authority, the FDIC may be appointed as receiver for an entity for purposes of liquidating the entity if the Secretary of the Treasury determines that the entity is in severe financial distress and that the entity’s failure would have serious adverse effects on the U.S. financial system.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a “bridge” entity. As a consequence of the rights of the FDIC under the orderly liquidation authority, the holders of the Notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

The Notes have limited acceleration rights.

Holders of the Notes have limited rights of acceleration upon events of default. There is no right of acceleration of maturity of the Notes in the case of default in the payment of principal of, premium, if any, or interest on, the Notes or in the performance of any other obligation of the Company under the Notes or if we default on any other debt securities. Holders may accelerate payment of indebtedness only upon our bankruptcy, insolvency or reorganization, or the receivership of a principal banking subsidiary. See “Description of Notes—Events of Default.” In addition, the holders of senior indebtedness and certain other instruments that we or our subsidiaries have issued or may issue from time to time may declare such indebtedness in default and accelerate the due date of such indebtedness if an event of default under that instrument shall have occurred and be continuing, which may adversely impact our ability to pay obligations on the Notes.

An active trading market for the Notes may not develop, and any such market for the Notes may be illiquid.

The Notes constitute a new issue of securities with no established trading market. We intend to apply to list the Notes on the NASDAQ Global Select Market. If the application is approved, trading on the NASDAQ Global Select Market is expected to commence within 30 days of the original issue date of the Notes. However, listing the Notes on the NASDAQ Global Select Market does not guarantee that a trading market will develop or, if a trading market does develop, that the the depth or liquidity of that market will enable the holders to sell their Notes easily. In addition, the liquidity of the trading market in the Notes, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active after-market for the Notes will develop or be sustained, that holders of the Notes will be able to sell their Notes or that holders of the Notes will be able to sell their Notes at favorable prices.

If a trading market does develop, general market conditions and unpredictable factors could adversely affect market prices for the Notes.

If a trading market does develop, there can be no assurance about the market prices for the Notes. Several factors, many of which are beyond our control, will influence the market price of the Notes. Factors that might influence the market price of the Notes include, but are not limited to:

•	the level of liquidity of the Notes;

•	the time remaining to maturity of the Notes;

•	the aggregate amount outstanding of the relevant Notes;

•	any redemption features of the Notes;

•	whether interest payments have been made and are likely to be made on the Notes from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the Notes provided by any ratings agency have changed;

•	the market for similar securities;

•	the level, direction, and volatility of market interest rates generally; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, including the potential consequences associated with recent and further potential downgrades to the credit ratings of debt issued by the United States government, European sovereigns and other adverse developments on financial, commodity and credit markets and consumer spending and investment, including in respect of Europe.

If you purchase the Notes, the Notes may subsequently trade at a discount to the price that you paid for them.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges (from continuing operations) for each of the five fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 are as follows:

	Twelve Months Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges
Excluding interest on deposits	13.95x	10.99x	9.32x	5.93x	6.23x
Including interest on deposits	6.78x	5.72x	4.50x	2.27x	1.73x

Our ratios of earnings to fixed charges are calculated in accordance with SEC requirements and computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings consist of consolidated pre-tax income from continuing operations, as reported, and fixed charges. Fixed charges, excluding interest on deposits, consist of interest on short-term borrowings, interest on long-term debt, including amortization of debt issuance costs, and the portion of long-term leases, if any, that represents interest. Fixed charges, including interest on deposits, consist of interest on deposits, interest on short-term borrowings, interest on long-term debt, including amortization of debt issuance costs and the portion of long-term leases representative of the interest factor. As of December 31, 2014, the Company has no shares of preferred stock outstanding.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of the Notes offered hereby of approximately $         million, after deducting underwriting discounts and our estimated expenses and assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, we would receive an additional $         of net proceeds. We intend to use the net proceeds from this offering, including any net proceeds from any exercise of the underwriters’ over-allotment option, to repurchase shares of our common stock pursuant to our authorized stock repurchase program and for general corporate purposes, including providing capital to the Bank if and when deemed appropriate by the Company.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2014:

•	on an actual basis; and

•	on an as adjusted basis, after giving effect to the sale of the Notes in this offering and the application of the net proceeds therefrom (assuming no exercise of the underwriters’ over-allotment option).

You should read the following table in conjunction with “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
	As Reported (in thousands)	As Adjusted (in thousands)
Debt:
Other short-term debt	$636,573	$636,573
Federal Home Loan Bank advances	515,000	515,000
% Subordinated Notes due 2045 offered hereby	—
Term note payable (matures 2015)	149,600	149,600
Other subordinated debt (matures 2017)	98,011	98,011
Other long-term debt	126,760	126,760

Total Debt	$1,525,944

Stockholders’ Equity:
Common stock	$267,820	$267,820
Capital surplus	1,689,291	1,689,291
Retained earnings	723,496	723,496
Accumulated other comprehensive income, net	(50,074)	(50,074)
Treasury Stock	(158,131)	(158,131)

Total Stockholder’s Equity	$2,472,402	$2,472,402

Total Capitalization	$3,998,346

DESCRIPTION OF THE NOTES

The Notes are a series of “Subordinated Debt Securities” described in the accompanying prospectus. The Notes will be issued under an indenture to be dated as of March , 2015, which we refer to as the “Indenture,” between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the “trustee.” Set forth below is a description of the specific terms of the Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Indenture pursuant to which the Notes will be issued.

General

We will issue $         million aggregate principal amount of the Notes, or $         million aggregate principal amount if the underwriters exercise their over-allotment option in full, pursuant to the Indenture. The Notes are unsecured, subordinated debt instruments and are intended to qualify as Tier 2 Capital under the guidelines established by the Federal Reserve for bank holding companies. The Notes will be issued in fully-registered book-entry form without coupons and in denominations of $25 and integral multiples of $25 in excess thereof.

The Notes will have a maturity date of June 15, 2045.

Holders of the Notes and the trustee have no right to accelerate the maturity of the Notes in the event we fail to pay interest or principal on the Notes, fail to perform any other obligation under the Notes or in the Indenture or default on any other securities issued by us. See “Description of Notes—Events of Default” below.

The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The Indenture will not contain provisions that would afford holders of Notes protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders. The Indenture does not restrict us in any way, now or in the future, from incurring additional indebtedness, including Senior Indebtedness (as defined below) that would rank senior in right of payment to the Notes.

The Notes will not be entitled to a sinking fund and cannot be redeemed at the option of the holder.

Interest Rate

Subject to applicable law, as described below, interest on the Notes will accrue from and including the original issue date to, but excluding, the maturity date or earlier acceleration or redemption at an annual rate equal to     %, and will be payable quarterly March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2015, to the record holders at the close of business on the March 1, June 1, September 1 or December 1, as applicable (whether or not a Business Day). If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day (and without any interest or other payment in respect of any such delay).

Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from and including the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The term “interest payment period” refers to the quarterly period from and including an interest payment date (or, if no interest has been paid, from and including the original issue date) to, but excluding, the next succeeding interest payment date. Interest not paid on any payment date will accrue and compound quarterly at a rate per year equal to the rate of interest on the Notes until paid. References to “interest” include interest accruing on the Notes, interest on unpaid amounts and compounded interest, as applicable.

We may choose to pay interest by making wire or other electronic funds transfers or alternatively, by mailing a check to the address of the person entitled thereto as it appears in the Security Register.

“Business day” means any day which is not a Saturday, a Sunday, a legal holiday in New York, New York or a day on which banking institutions or trust companies located in New York, New York are authorized or obligated by law to close.

Ranking

The payment of the principal of and interest on the Notes will be expressly subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all of our Senior Indebtedness.

“Senior Indebtedness” is defined to include principal of (and premium, if any) and interest, if any, on, and any other payment due pursuant to, any of the following:

•	our obligations for money borrowed;

•	indebtedness evidenced by bonds, debentures, notes or similar instruments;

•	similar obligations arising from off-balance sheet guarantees and direct credit substitutes;

•	reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities;

•	obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	capital lease obligations;

•	obligations associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments;

•	debt of others described in the preceding clauses that we have guaranteed or for which we are otherwise liable;

•	any deferrals, renewals or extensions of Senior Indebtedness; and

•	General Obligations (as defined below)

unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is expressly provided that such indebtedness or obligation is not superior in right of payment to the Notes or to other debt that is pari passu with or subordinate to the Notes.

Senior Indebtedness will not include:

•	the Bank’s 5.875% subordinated debentures due 2017;

•	indebtedness owed by us to the Bank or other subsidiaries; or

•	any indebtedness the terms of which expressly provide that such indebtedness ranks equally with, or junior to, the Notes, including guarantees of such indebtedness.

“General Obligations” are defined as all of our obligations to pay claims of general creditors, other than obligations on the Notes and our indebtedness for money borrowed ranking equally or subordinate to the Notes. Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s) the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “General Obligations” will mean obligations to general creditors as described in that rule or interpretation.

The term claim when used in the previous definition has the meaning stated in section 101(5) of Title 11 of the United States Code, as now or hereafter in effect.

In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our subsidiaries. Because we are a financial holding company, we rely primarily on dividends and other payments from our subsidiaries to pay interest and principal on our outstanding debt obligations and to make payments on our other securities. Regulatory rules restrict our ability to withdraw capital from the Bank by dividends, loans or other means. See “Risk Factors—Risks Related to the Notes—The Notes are structurally subordinated to debt of our subsidiaries. In addition, our ability to pay principal and interest on the Notes is limited by dividends received from our subsidiaries, regulatory restrictions and the need to maintain sufficient consolidated capital, and in the event of our bankruptcy, your recovery may be impaired by priority claims of federal banking agencies.”

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Notes. In such an event, we will pay or deliver directly to the holders of Senior Indebtedness, any payment or distribution otherwise payable or deliverable to holders of the Notes. We will make the payments to the holders of Senior Indebtedness according to priorities existing among those holders until we have paid all Senior Indebtedness, including accrued interest, in full. If, notwithstanding the preceding sentence, the trustee or the holder of any Note receives any payment or distribution before all Senior Indebtedness is paid in full, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the trustee or such holder, then such payment or distribution shall be paid over or delivered for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on Senior Indebtedness, the holders of Notes together with the holders of any of our other obligations that rank equally with the Notes will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Notes. See “Risk Factors—Government regulation may affect the priority of the Notes in the case of a bankruptcy or liquidation.”

In addition, if any principal, premium or interest in respect of Senior Indebtedness is not paid within any applicable grace period (including at maturity) or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, we may not pay the principal of, or premium, if any, or interest on, the Notes or repurchase, redeem or otherwise retire any Notes, unless, in each case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash, subject to certain exceptions as provided in the Indenture. If the Notes are declared due and payable before their stated maturity, the holders of Senior Indebtedness outstanding at the time the Notes so become due and payable shall be entitled to receive payment in full of all amounts due or to become due on or in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment on the Notes. If, notwithstanding the foregoing, we make any payment to the trustee or the holder of any Note prohibited by the preceding sentences, and if such fact shall, at or prior to the time of such payment, have been made known to the trustee or such holder, such payment must be paid over and delivered to us.

Because of the subordination provisions of the Indenture, if we become insolvent, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors.

The Notes do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior or pari passu (i) in right of payment and (ii) upon our liquidation to the Notes. At December 31, 2014, we had $150.0 million of indebtedness ranking senior to the Notes, including our term loan facility with SunTrust Bank, no indebtedness ranking equally with the Notes and no indebtedness ranking junior to the Notes. The Notes will be effectively subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries, including the Bank. At December 31, 2014, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of $18.1 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes.

Optional Redemption

We may redeem the Notes in $25 increments in whole or in part on June 15, 2020, or on any interest payment date thereafter, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but not including, the date of redemption. If we redeem only a portion of the Notes on any date of redemption, we may subsequently redeem additional Notes.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Unless we default in payment of the redemption price on the Notes, on and after the redemption date, interest will cease to accrue on the Notes or portions called for redemption.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Notes will be subject to prior approval of the Federal Reserve.

Redemption Procedures

If we give a notice of redemption in respect of any Notes, then prior to the redemption date, we will:

•	irrevocably deposit with the trustee or a paying agent for the Notes funds sufficient to pay the applicable redemption price of, and (unless the redemption date is an interest payment date) accrued interest (including compounded interest, if any) on, the Notes to be redeemed; and

•	give the trustee or such paying agent, as applicable, irrevocable instructions and authority to pay the redemption price to the holders upon surrender of the global certificate or such other certificates as we may have issued evidencing the Notes.

Notwithstanding the above, interest payable on or prior to the redemption date for any Notes called for redemption will be payable to the holders of the Notes on the relevant record dates for the related interest payment dates.

Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the Notes so called for redemption will cease, except the right of the holders of the Notes to receive the redemption price and any interest payable in respect of the Notes on or prior to the redemption date and the Notes will cease to be outstanding. In the event that any date fixed for redemption of Notes is not a business day, then payment of the redemption price will be made on the next business day (without any interest or other payment in connection with this delay) with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of Notes called for redemption is not paid by us, interest on the Notes will continue to accrue at the then applicable rate from the redemption date originally established by us for the Notes to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, U.S. federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding Notes by tender, in the open market or by private agreement.

If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be determined, in the case of Global Securities, in accordance with the procedures of the depositary and, in the case of definitive Debt Securities, by the trustee by such method as in its sole discretion it shall deem appropriate and fair, provided that the unredeemed portion of the principal amount of any Note shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Note. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, has been paid in full on all outstanding Notes for all interest payment periods terminating on or before the redemption date.

Denominations

The Notes will be issued only in fully-registered book-entry form without coupons in denominations of $25 each and integral multiples of $25 in excess thereof.

Events of Default

The Indenture will provide that certain events of bankruptcy, insolvency or receivership relating to us or a “principal subsidiary bank” are events of default with respect to the Notes.

The term “principal subsidiary bank” means (i) any bank subsidiary the consolidated assets of which constitute 25% or more of our consolidated assets and (ii) any other bank subsidiary designated as a “principal subsidiary bank” by our Board of Directors; provided that if the Federal Reserve notifies us that any bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time we receive from the Federal Reserve such a notice. Currently, Whitney Bank is our only principal subsidiary bank.

The Indenture will define a default with respect to the Notes as:

•	failure to pay interest on the Notes for 30 days after the payment is due,

•	failure to pay the principal of or premium, if any, on the Notes when due, or

•	failure to perform any other covenant or warranty in the Indenture that applies to the Notes for 90 days after we have received written notice of the failure to perform in the manner specified in the Indenture.

There is only a right of acceleration in the case of an event of default. There is no right of acceleration in the case of a default. Accordingly, payment of principal of the Notes may be accelerated only in the case of the bankruptcy or reorganization of us or any principal subsidiary bank.

If an event of default occurs and is continuing with respect to the Notes, either the trustee or the holders of at least 25% in principal amount of the Notes may declare the principal of the Notes to be due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the Notes may rescind such declaration.

The Indenture will provide that if default is made on payment of interest and continues for a 30 day period or if default is made on payment of principal of the Notes, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any such Note, the whole amount then due and payable on such Note for principal, premium, if any, and interest. The Indenture will further provide that if we fail to pay such amount immediately upon such demand, the trustee may, among other things, institute a judicial proceeding for its collection

In cases specified in the Indenture, the holders of a majority in principal amount of the Notes may waive any default on behalf of all holders of the Notes, except a default in the payment of principal or interest or a default in the performance of a covenant or provision of the Indenture which cannot be modified without the consent of each holder. We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the Indenture.

Within 90 days after the trustee’s knowledge of the occurrence of any default with respect to the Notes, the trustee shall transmit by mail to all holders of Notes, notice of such default unless such default shall have been cured or waived.

The holders of a majority of the aggregate outstanding principal amount of the Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the Notes.

Consolidation, Merger or Transfer of Assets

The Company may not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person, or, directly or indirectly, sell, transfer or convey all or substantially all of its properties and assets to another Person or group of affiliated Persons, unless:

•	the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are sold, transferred or conveyed (the Company or such other Person being the “Surviving Person”), shall be organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the Notes and the Indenture;

•	immediately after giving effect to such transaction and the assumption of the obligations as set forth in the preceding bullet point, no event of default, default or any event that is, or after notice or passage of time or both, would be, a default or an event of default shall have occurred and be continuing; and

•	the Company has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, transfer or conveyance and such supplemental indenture, if any, comply with the applicable provisions of the Indenture and that all conditions precedent therein provided relating to such transaction have been satisfied.

Modification and Waiver

Without the consent of any holders, the Company and the trustee, at any time and from time to time, may amend the Indenture for any of the following purposes:

•	to evidence the succession of another Person to the Company pursuant to the merger covenant described above;

•	to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power herein conferred upon the Company;

•	to add any additional events of default or defaults;

•	to secure the Notes;

•	to evidence and provide for a successor trustee;

•	to cure any ambiguity, or to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein; or

•	to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of the Notes.

With the consent of the holders of not less than a majority in principal amount of the Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), the Company and the trustee may amend the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such amendment shall, without the consent of the holder of each Note affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any Note, or reduce the principal amount thereof or the rate of interest or the time of payment of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or adversely affect any rights of the holders of the Notes to require the Company to repay, repurchase or redeem the Notes,

•	reduce the percentage in principal amount of the Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences,

•	modify any of the provisions relating to approval of amendments or waivers, except to increase any such percentage, or

•	change any obligation of the Company to maintain an office or agency.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Notes and the Indenture (except with respect to the registration of transfer or exchange of the Notes), if either

•	all outstanding Notes have been delivered to the trustee for cancellation; or

•	all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year and we have deposited or caused to be deposited with the trustee in trust an amount sufficient to pay and discharge the entire indebtedness on the Notes for principal and any premium and interest to the date of such deposit or to the stated maturity or redemption date, as the case may be; and

•	in either case, we have complied with certain other obligations set forth in the Indenture.

Defeasance and Covenant Defeasance

Defeasance

We may terminate or “defease” our obligations under the Indenture with respect to the Notes, provided that certain conditions are met, including:

•	we must irrevocably deposit in trust for the benefit of all holders, a combination of U.S. dollars or U.S. government obligations that will generate enough cash to make interest, principal and any other payments on the Notes on their applicable due dates;

•	there must be a change in current federal tax law or an Internal Revenue Service (“IRS”) ruling that lets us make the above deposit without causing Holders to be taxed on the Notes any differently than if we did not make the deposit; and

•	we must deliver an opinion of counsel to the trustee to the effect that the holders of the Notes will have no federal income tax consequences as a result of such deposit and termination.

If we ever fully defease the Notes, holders will have to rely solely on the trust deposit for payments on the Notes. Holders could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

The “covenant defeasance” provisions of the Indenture, which would allow us to cease to comply with any restrictive covenants applicable to the Notes, are not applicable to the Notes because there are no restrictive covenants applicable to the Notes.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

Listing

We intend to apply to list the Notes on the NASDAQ Global Select Market under the symbol “HBHCL.” If the application is approved, we expect trading on the NASDAQ Global Select Market to begin within 30 days of the original issue date of the Notes.

Notes Intended to Qualify as Tier 2 Capital

The Notes are intended to qualify as Tier 2 Capital under the capital rules established by the Federal Reserve for financial holding companies that became effective January 1, 2014. The rules set forth specific criteria for instruments to qualify as Tier 2 Capital. Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to all senior indebtedness of the Company; that is, the Notes must be subordinated at a minimum to all borrowed money, similar obligations arising from off-balance sheet guarantees and direct credit substitutes, and obligations associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts, and similar arrangements;

•	not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution;

•	by their terms be callable by the Company only after five (5) years unless there occurs an event which precludes the Notes from being included in Tier 2 capital;

•	not contain credit sensitive features such as interest rate reset based on the credit standing of the Company; and

•	not contain provisions permitting the institution to redeem or repurchase the Notes prior to the maturity date without prior approval of the Federal Reserve.

Further Issuances

We may, from time to time, without the consent of the holders of the Notes, create and issue additional notes having the same terms and conditions as the Notes that are equal in rank to the Notes offered by this prospectus supplement in all respects (or in all respects except for the issue date, the issue price and, if applicable, the first interest payment date and the initial interest accrual date). These notes will be consolidated and form a single series with the Notes, provided, however, that a separate CUSIP, common code or ISIN, as applicable, will be. issued for any additional notes unless the additional notes and the Notes of such series offered under this prospectus supplement are fungible for U.S. federal income tax purposes.

About the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the Indenture and will be the principal paying agent and registrar for the Notes. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon Trust Company, N.A. or its affiliates.

The trustee under the Indenture may resign or be removed with respect to one or more series of debt securities under the Indenture and a successor trustee may be appointed to act with respect to such series.

BOOK-ENTRY SYSTEM—THE DEPOSITORY TRUST COMPANY

Upon issuance, the Notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee thereof. Initial settlement for the Notes will be made in same day funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

So long as DTC, or its nominee, is a registered owner of a Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Note for all purposes under the Indenture. Except as provided below, the actual owners of the Notes represented by a Note (the “beneficial owner”) will not be entitled to have the Notes represented by such Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the global notes. We will also issue Notes in definitive form in exchange for the global notes if an event of default or default has occurred with regard to the Notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion (subject to the procedures of DTC) determine not to have the Notes represented by the global notes and, in that event, will issue Notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of Notes represented by the global notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $25 and integral multiples of $25 above that amount, unless otherwise specified by us. Notes in definitive form can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes in definitive form.

Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC and, if such person is not a participant of DTC (a “participant”), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that the Company requests any action of holders of the Notes or that an owner of a beneficial interest is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, as defined below, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the Notes. Offered securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered global securities will be issued for the Notes, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC (“direct participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and FINRA. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the limited circumstances that may be provided in the Indenture.

To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee under the Indenture or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of beneficial owners is the responsibility of the Company or the applicable agent, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the applicable agent. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered. The Company may decide (subject to the procedures of DTC) to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, offered security certificates will be printed and delivered.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income and, in the case of non-United States holders (as defined below), estate tax consequences of the purchase, ownership, and disposition of the Notes. This discussion is limited to Notes that are held as capital assets by investors that purchase the Notes upon original issuance at their initial offering price. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are also subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as persons subject to the alternative minimum tax, financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, United States holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons deemed to sell Notes under the constructive sale provisions of the Code, and persons that hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal gift tax laws or any state, local, or foreign tax laws.

For purposes of this discussion, a “United States holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations.

For purposes of this discussion, a “non-United States holder” is a beneficial owner of a Note that is neither a partnership (or other entity that is treated as a partnership for U.S. federal income tax purposes) nor a “United States holder”, and “holders” refers to United States holders and non-United States holders.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding the Notes should consult their own tax advisors.

Persons considering the purchase of the Notes should consult their own tax advisors with respect to the U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local, foreign and other tax laws.

United States Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the issue price of the Notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable U.S. Treasury Regulations). Stated interest paid on a Note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the United States holder’s method of accounting for U.S. federal income tax purposes. If however, the issue price of the Notes is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations), a United States holder will be required to include the difference in income as original discount as it accrues in accordance with a constant yield method.

Sale, Exchange, Redemption or Other Disposition of Notes

Upon the sale, exchange, redemption or other disposition of a Note, a United States holder will generally recognize gain or loss equal to the difference between the amount realized (less any accrued interest, which will be taxable as ordinary income to the extent not previously included in income) on the sale, exchange, redemption or other disposition and such United States holder’s adjusted tax basis in the Note. A United States holder’s adjusted tax basis in a Note generally will be its initial purchase price. That gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Note had been held for more than one year. A United States holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. The ability of a United States holder to deduct capital losses is limited.

Net Investment Income Tax

Certain United States holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the sale, exchange, redemption or other disposition of the Notes. Each United States holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this net investment income tax to its income and gains in respect of its investment in the Notes.

Non-United States Holders

Payment of Principal and Interest and Sale, Exchange, Redemption or Other Disposition of Notes

Subject to the discussion below concerning backup withholding and Foreign Account Tax Compliance, the following is a discussion of U.S. federal income tax and withholding tax considerations generally applicable to non-United States holders:

(a) payments of principal and interest with respect to a Note held by or for a non-United States holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, (i) such non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-United States holder is not a controlled foreign corporation, within the meaning of section 957(a) of the Code, that is related, directly or indirectly, to us through stock ownership, (iii) such non-United States holder is not engaged in a U.S. trade or business to which the interest is effectively connected, (iv) such non-United States holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (v) such non-United States holder complies with applicable certification requirements related to its non-U.S. status including, in general, furnishing to us an IRS Form W-8BEN, Form W-8BEN-E or other applicable Form W-8; and

(b) a non-United States holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a Note unless (i) that gain is effectively connected with such non-United States holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by such non-United States holder in the United States) or (ii) such non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If a non-United States holder cannot satisfy the requirements described in paragraph (a) above, payments of interest generally will be subject to a 30% U.S. federal withholding tax, unless the non-United States holder provides a properly executed (i) IRS Form W-8BEN or Form W-8BEN-E claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with such non-United States holder’s conduct of a trade or business in the United States.

Effectively Connected Interest or Gain

If interest or gain on a Note is effectively connected with a non-United States holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by such non-United States holder in the United States), such non-United States holder will generally be taxed on such amounts in the same manner as if it were a United States holder (see “United States Holders” above). In addition, a corporate non-United States holder may be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments.

Federal Estate Tax

Notes owned by an individual non-United States holder who is neither a citizen nor a resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will not be subject to U.S. federal estate tax, provided that at the time of death (i) such individual non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and (ii) such individual non-United States holder is not engaged in a U.S. trade or business to which interest payments on the notes are effectively connected.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”), enacted as part of the Hiring Incentives to Restore Employment Act of 2010, under certain circumstances, imposes a withholding tax of 30% on payments of interest on the Notes to certain foreign entities, and payment of the gross proceeds from a sale or other disposition of the Notes (including settlement of the Notes at maturity) to certain foreign entities after December 31, 2016, in each case unless various information reporting and due diligence requirements have been satisfied. If withholding under FATCA is required on any payment related to the Notes, holders not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS to obtain the benefit of such exemption (or reduction). Prospective investors should consult their tax advisors regarding the possible implications of this legislation on their investment in the Notes.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements generally apply to interest and principal payments made to, and to the proceeds of sales by, certain non-corporate United States holders. A United States holder not otherwise exempt from backup withholding generally can avoid backup withholding by providing IRS Form W-9. In the case of a non-United States holder, backup withholding and information reporting will not apply to payments on, or proceeds from the sale, exchange, redemption or other disposition of, a Note if the statement referred to in clause (a)(v) of the first paragraph under the heading “Non-United States Holders” has been received. Withholding agents must nevertheless report to the IRS and to each non-United States holder the amount of interest paid with respect to the Notes held by such non-United States holder and the rate of withholding (if any) applicable to such non-United States holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated below:

Name	Principal Amount
Morgan Stanley & Co. LLC	$
SunTrust Robinson Humphrey, Inc.	$
U.S. Bank National Association	$
Total	$

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement and the accompanying prospectus if any such Notes are purchased pursuant to the underwriting agreement. However, the underwriters are not required to take or pay for the Notes covered by the underwriters’ over-allotment option described below.

Discounts and Commissions

The underwriters initially propose to offer part of the Notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $         per Note under the public offering price. Any underwriter may allow, and such dealers may re-allow, a concession not in excess of $         per Note to other underwriters or to certain dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the representatives.

Over-allotment Option

We have granted to the underwriters an option which is exercisable for 30 days from the date of this prospectus supplement to purchase additional Notes in principal amount of up to $        , at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Notes offered by this prospectus supplement and the accompanying prospectus. To the extent the over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions set forth in the underwriting agreement, to purchase approximately the same percentage of the additional Notes as the principal amount listed next to such underwriter’s name in the preceding table bears to the total principal amount of Notes listed next to the names of all underwriters in the preceding table. If the underwriters’ over-allotment option is exercised in full, the total price to the public would be $        , the total underwriters’ discounts and commissions would be $         and total proceeds to us would be $        .

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, to be paid by us will be approximately $        .

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the NASDAQ Global Select Market under the symbol “HBHCL.” If the application is approved, we expect trading of the Notes on the NASDAQ Global Select Market to commence within 30 days of the original issue date of the Notes. The underwriters have advised us that they presently intend to make a market for the

Notes as permitted by applicable laws and regulations, but they have no obligation to do so and may discontinue market making at any time without providing any notice. We give no assurance as to the liquidity of any trading market for the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

No Sales of Similar Securities

We have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we will not, during the period ending 60 days after the date of closing of the transaction, offer, sell, contract to sell or otherwise dispose of any of our debt securities or warrants to purchase or otherwise acquire any of our debt securities that are substantially similar to the Notes (other than the Notes themselves or commercial paper issued in the ordinary course of business).

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes or the exercise of the over-allotment option. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this prospectus supplement and in excess of the over-allotment option, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase notes originally sold by the syndicate member.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time.

Affiliations

From time to time, the underwriters and their affiliates have provided, and may from time to time in the future continue to provide, investment banking services to us.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the

Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of Notes to the public” in relation to any Notes in any Relevant Member State’ means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe to the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of the Notes through any financial intermediary, other than offers made by the underwriters with a view to underwriting the Notes as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of Notes, other than the underwriters, is authorized to make any further offer of Notes on our behalf or the underwriters’.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

VALIDITY OF SECURITIES

The validity of the issuance of the Notes offered hereby and certain other legal matters will be passed upon for us by Jones Walker L.L.P., New Orleans, Louisiana, and by Joy Lambert Phillips, Esquire, Executive Vice President and General Counsel of Hancock. Holding Company. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

One Hancock Plaza, 2510 14th Street

Gulfport, Mississippi 39501

(228) 868-4000

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

We may offer or sell from time to time, and one or more selling securityholders to be identified in the future may offer or sell from time to time, the securities listed above and as further described in this prospectus in one or more offerings, at prices and upon terms to be established in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and each applicable prospectus supplement, which will describe the specific terms of any particular offering, carefully before you invest in any of the securities described above. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement and any applicable pricing supplement.

These securities will be our equity securities or unsecured debt obligations and will not be savings accounts, deposits, or other obligations of our bank subsidiary or our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Our common stock trades through the NASDAQ Global Select Market System under the symbol “HBHC”.

Investing in these securities involves certain risks. See “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 10-K, along with any additional risk factors disclosed in our subsequent reports on Form 10-Q or other subsequent filings with the Securities and Exchange Commission, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2015

In this prospectus, unless the context requires otherwise, “Hancock,” “Company,” “we,” “our,” “ours,” “our company,” “us” or similar terms refer to Hancock Holding Company and its subsidiaries.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) that enables us to use a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration statement, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to an indeterminate total dollar amount.

This prospectus provides you with a general description of the securities we may offer. In connection with our sale of securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of such securities. We may also provide a prospectus supplement to add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any such prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other reports and information with the SEC. Our SEC filings are available to the public from the SEC’s internet site at http://www.sec.gov or from our internet site at http://www.hancockbank.com. However, information on or accessible through our internet site is not a part of this prospectus. You also may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can also call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

The SEC allows us to “incorporate by reference” into this prospectus the information in the documents we file with it, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is a part of this prospectus, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in previously-filed documents or contained in this prospectus. In all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to have been “furnished” and not filed):

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015;

•	Those portions of the Definitive Proxy Statement filed on March 5, 2014 in connection with the Company’s 2014 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2013; and

•	The description of our capital stock contained in our current report on Form 8-K12g3 filed on May 5, 2014, including any amendment or report filed for the purpose of updating such description.

You may also request, and we will provide, a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost to you by writing or calling us at:

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501-1947

(228) 868-4000

Attention: Trisha Voltz Carlson, Investor Relations

This prospectus and the information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us as set forth above.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

RISK FACTORS

Investing in these securities involves certain risks. Please see “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 10-K, along with any additional risk factors disclosed in our subsequent reports on Form 10-Q or other subsequent filings with the SEC, which are incorporated by reference herein. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The prospectus supplement applicable to each sale of securities we offer pursuant to this prospectus may contain a discussion of additional risks applicable to an investment in the securities we are offering under that prospectus supplement.

THE COMPANY

Hancock Holding Company is a financial holding company headquartered in Gulfport, Mississippi organized in 1984 under the Bank Holding Company Act of 1956, as amended, and the laws of the State of Mississippi. At December 31, 2014, the Company operated more than 235 banking and financial services offices in the states of Mississippi, Louisiana, Texas, Florida and Alabama through our wholly-owned bank subsidiary, Whitney Bank (the “Bank”), a Mississippi state-chartered banking corporation headquartered in Gulfport, Mississippi. The Bank operates under two century-old brands: “Hancock Bank” in Mississippi, Alabama and Florida and “Whitney Bank” in Louisiana and Texas. Prior to March 31, 2014, the Company was the parent company of two wholly-owned bank subsidiaries, Hancock Bank and Whitney Bank. On March 31, 2014, the Company consolidated the legal charters of its two subsidiary banks and renamed the consolidated entity Whitney Bank. Whitney Bank continues to do business under the original regional brand names, Hancock Bank and Whitney Bank. The Bank offers a broad range of traditional and online community banking services to commercial, small business and retail customers, providing a variety of transaction and savings deposit products, treasury management services, investment brokerage services, secured and unsecured loan products, (including revolving credit facilities), and letters of credit and similar financial guarantees. The Bank also provides trust and investment management services to retirement plans, corporations and individuals.

The Company is a separate legal entity from the Bank and its other subsidiaries. Dividends from the Bank and the Company’s other subsidiaries are a substantial source of funds used by the Company to pay dividends on its common stock and service its debt. Various federal and state statutes and regulations limit the amount of dividends that the Bank and other subsidiaries may pay to us without regulatory approval.

Our principal executive offices are located at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501-1947 and our telephone number is (228) 868-4000. We maintain a website at http://www.hancockbank.com, where general information about us is available. Information on or accessible through our website is not a part of, and we are not incorporating the contents of our website or other such information into, this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges (from continuing operations) for each of the five fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 are as follows:

	Twelve Months Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges
Excluding interest on deposits	13.95x	10.99x	9.32x	5.93x	6.23x
Including interest on deposits	6.78x	5.72x	4.50x	2.27x	1.73x

Our ratios of earnings to fixed charges are calculated in accordance with SEC requirements and computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings consist of consolidated pre-tax income from continuing operations, as reported, and fixed charges. Fixed charges, excluding interest on deposits, consist of interest on short-term borrowings, interest on long-term debt, including amortization of debt issuance costs, and the portion of long-term leases representative of the interest factor. Fixed charges, including interest on deposits, consist of interest on deposits, interest on short-term borrowings, interest on long-term debt, including amortization of debt issuance costs, and the portion of long-term leases representative of the interest factor. As of December 31, 2014, the Company has no shares of preferred stock outstanding.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that the Company or certain selling securityholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the applicable prospectus supplement will contain a description of the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York Mellon Trust Company, N.A. as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any debt securities offered will be set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The Company’s articles of incorporation authorize the issuance of 350,000,000 shares of common stock, par value $3.33 per share. The common stock is listed on the NASDAQ Global Select Market under the symbol “HBHC.” In addition, the Company’s articles of incorporation authorize the issuance of 50,000,000 shares of preferred stock, $20.00 par value per share.

Common Stock

Voting Rights; No Cumulative Voting. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors.

Dividend Rights. Subject to preferences that may apply in connection with any issuance of preferred stock, holders of common stock are entitled to receive ratable dividends which are declared by the Company’s board of directors out of funds legally available therefor. Substantially all of the funds available to the Company for payment of dividends on the common stock are derived from dividends paid by the Company’s wholly-owned banking subsidiary, the Bank. The payment of dividends by the Company is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) the Company would not be able to pay its debts as they become due in the usual course of business; or (2) the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

Liquidation Rights. In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

Preemptive Rights. Holders of common stock have no preemptive rights and no preferential right to purchase or to subscribe for any additional shares of common stock that may be issued. However, holders of common stock have been issued certain rights which may be triggered under the Company’s Shareholder Rights Plan discussed below under “Shareholder Rights Plan.”

Fully Paid and Nonassessable; No Redemption. The shares of common stock presently outstanding are fully paid and nonassessable. Such shares do not have any redemption provisions.

Indemnification of Directors, Officers and Employees. The Company’s articles of incorporation provide for indemnification by the Company, to the fullest extent permitted by the Mississippi Business Corporation Act, of directors, officers, employees and agents for judgments, settlements, penalties, fines and certain reasonable expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent. Whitney Bank acts as registered transfer agent and registrar for the common stock.

Anti-Takeover Provisions under the Company’s Articles of Incorporation and Bylaws. Certain provisions of the Company’s articles of incorporation and bylaws may have the effect of preventing, discouraging or delaying any potential change in the control of the Company. The classification of the board of directors would delay any attempt by dissatisfied stockholders or anyone who obtains a controlling interest in the common stock to elect a new board of directors. The classes serve staggered three year terms so that approximately one-third of the directors are elected each year. These staggered terms of service may make it more difficult for the Company’s stockholders to effect a change in the majority of the Company’s directors, because replacement of a majority of the directors will normally require two annual meetings of stockholders. Accordingly, this provision also may have the effect of discouraging hostile attempts to gain control of the Company.

The articles of incorporation contain in Article Five provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving the Company and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of the Company or a disposition of all or substantially all of the Company’s assets. The articles of incorporation require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions (“business combinations”) if a “Substantial Stockholder” (as defined below) is a party to the transaction or its percentage equity interest in the Company will be increased by the transaction. Two-thirds of the “Continuing Directors” (as defined below) of the board of directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Substantial Stockholder.

A “Substantial Stockholder” generally is defined under Article Five as the “beneficial owner” of 10% or more of the outstanding shares of stock of the Company entitled to vote generally in the election of directors (“voting shares”). “Beneficial ownership” generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Exchange Act and includes all shares to which the Substantial Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Five, a Substantial Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an “Affiliate” or “Associate” (each as defined in paragraph (c)(7) of Article Five) of the Substantial Stockholder, as well as (1) shares of which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and (3) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his Affiliates or Associates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

A “business combination” subject to Article Five includes (1) a merger or consolidation involving the Company or any corporation of which a majority of any class of equity securities is owned by the Company (a “Subsidiary”), and a Substantial Stockholder, (2) a sale, lease or other disposition of a “substantial part” of the assets of the Company or any of its Subsidiaries (that is, assets constituting in excess of 10% of the book value of the total consolidated assets of the Company) to a Substantial Stockholder, (3) an issuance of equity securities of the Company or any of its Subsidiaries to a Substantial Stockholder for consideration having an aggregate fair market value of $5,000,000 or more, (4) a liquidation or dissolution of the Company (if, as of the record date for the determination of stockholders entitled to vote with respect thereto, any person is a Substantial Stockholder), (5) and a reclassification or recapitalization of securities (including any reverse stock split) of the Company or any Subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an Substantial Stockholder in any class of equity securities of the Company or such Subsidiary which is beneficially owned.

A “Continuing Director” is defined as one serving as a director as of January 1, 1989 or thereafter elected or appointed prior to the time the Substantial Stockholder in question acquires such status, or one designated as a Continuing Director (prior to his initial election or appointment) by a majority of the whole Board of Directors, but only if a majority of the whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

Under those circumstances in which Article Five would apply, a minority of the Company’s stockholders may prevent the consummation of a transaction favored by a majority of stockholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Five is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in the Company’s voting shares. All directors and executive officers as a group may be deemed to beneficially own, as of February 20, 2015, approximately 1.67% of the common stock outstanding and entitled to vote. The board of directors has no knowledge of any proposed business combination involving the Company.

Article Five may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares (which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Substantial Stockholder).

Article Four of the Articles provides that the number of directors that constitute the whole board of directors is fixed from time to time by resolution adopted by a majority of the board of directors (but shall never be less than nine). This provision enables the board of directors to increase the size of the board of directors during the period between annual meetings of stockholders to accommodate the inclusion of persons it concludes would be valuable additions to the board of directors. It also enables the board of directors to decrease the number of directorships in order to respond to circumstances under which the board of directors deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available.

Article Four of the articles of incorporation also provides that (1) vacancies occurring on the board of directors may be filled only by vote of a majority of the remaining directors, (2) directors may be removed only for cause, and (3) Article Four may not be amended or repealed without the approval of the holders of at least two-thirds of the outstanding common stock.

These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of the Company which may (or may not) be in the best interests of the majority of the stockholders.

Shareholder Rights Plan. In 1997, due in part to an increasing number of companies across the country which had been subjected to hostile takeover attempts involving coercive and/or unfair tactics which have not been in the best interest of the corporations or their shareholders, the shareholders of the Company adopted a Shareholder Rights Plan (the “Rights Plan”). The Company’s primary concern in adopting the Rights Plan was to prevent a situation where any such offer would be left open for so short a time that it prevents management and the Board from considering all alternatives to maximize the value of the shareholders’ interest.

Like other shareholder plans adopted by many other publicly held companies, under the Company’s Rights Plan, “rights” would be issued to all Company common shareholders which, if activated upon an attempted unfriendly acquisition, will allow the shareholders to buy the Company’s common stock at a reduced price. Effective February 2007, the Rights Plan was extended in accordance with its terms by the Company’s board of directors for a period ending February 21, 2017. The board of directors continues to believe that by having the Rights Plan in place any potential unfriendly acquisition is more likely to be achieved through fair negotiation with the Company rather than through coercion. The Rights Plan was neither adopted nor extended in response to any threatened or perceived takeover threat and the Company has no knowledge of such a threat as of the date hereof. For a discussion of existing anti-takeover provisions included in the Company’s articles of incorporation and bylaws, see “Anti-takeover provisions of the Company’s Articles and Bylaws” above.

Preferred Stock

We may issue shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms, which will be disclosed in the relevant prospectus supplement. The terms of any depositary shares and any depositary receipts that we offer for sale and any deposit agreement relating to a particular series of preferred stock will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

We may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.

However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will seek to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement that has been amended thereby.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of the Company.

We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges or expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than the Company, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to the holders of depositary shares all reports and communications from the Company that are delivered to the preferred stock depositary and that the Company is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the Company and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. The Company and the preferred stock depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

USE OF PROCEEDS

We intend to use proceeds from the sales of the securities in the manner and for the purposes that will be specified in the applicable prospectus supplement, which may include general corporate purposes.

PLAN OF DISTRIBUTION

The Company and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	through a combination of any such methods; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by the Company, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from the Company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with the Company and/or the selling securityholders, if applicable, to indemnification by the Company and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market when first issued other than the common stock, which is listed on the NASDAQ Global Select Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking information is intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus or may be incorporated in this prospectus by reference to other documents. Representatives of the Company may also make forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected operating cash flows, projected capital expenditures, liquidity, other financial commitments and tax rates, reserve estimates, potential prepayments of debt, future dividend payments, and potential share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.

We caution readers that those statements are not guarantees of future performance and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the impact of volatility of oil and gas prices on our energy portfolio and associated loan loss reserves and the downstream impact on businesses that support the energy sector, especially in the Gulf Coast region, global, general and local economic and business conditions, including economic recession or depression; potential requirements for the Company to repurchase previously sold or securitized mortgages or securities based on such mortgages; potential claims relating to the foreclosure process; expectations of and actual timing and amount of interest rate movements, including the slope of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations, including fluctuations in mortgage markets; inflation or deflation; customer, investor, regulatory, and legislative responses to any or all of these conditions; the financial condition of borrowers and other counterparties; competition within and outside the financial services industry; geopolitical developments including possible terrorist activity; natural disasters; effectiveness and cost-efficiency of the Company’s hedging practices; technological changes; fraud, theft, or other incursions through conventional, electronic, or other means; demand for the Company’s product offerings; new products and services in the industries in which the Company operates; and critical accounting estimates. Other factors are those inherent in originating, selling, servicing, and holding loans and loan-based assets, including prepayment risks, pricing concessions, fluctuation in U.S. housing and other real estate prices, fluctuation of collateral values, and changes in customer profiles. Additionally, the actions of the SEC, the Financial Accounting Standards Board, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Financial Stability Oversight Council, and other regulators and agencies; regulatory, administrative, and judicial proceedings and changes in laws and regulations applicable to the Company and other factors described in more detail under the heading

“Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

VALIDITY OF SECURITIES

In connection with the particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of the issuance of the securities will be passed upon for us by Jones Walker L.L.P. Certain legal matters in connection with an offering pursuant to this prospectus may be passed upon for the underwriters and/or agents by such law firm or law firms named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Hancock Holding Company

    % Subordinated Notes due 2045

PROSPECTUS SUPPLEMENT

                , 2015

Sole Book-Running Manager

MORGAN STANLEY

Co-Managers

SunTrust Robinson Humphrey	U.S. Bank National Association